June 21, 1996

Triangle Bancorp, Inc.
c/o Mr. Michael S. Patterson
4300 Glenwood Avenue
Raleigh, North Carolina 27605


                    Re: Agreement and Plan of Reorganization and Merger by and among Granville United Bank and Triangle Bank and Triangle Bancorp, Inc.

Dear Mr. Patterson:

Pursuant to your request and as required by Article VII, Section 7.01(e) of the Agreement and Plan of Reorganization and Merger dated as of June 7, 1996 (the "Agreement") by and among Granville United Bank and Triangle Bank and Triangle Bancorp, Inc., we are providing you our opinion of certain federal income tax consequences of the transaction described herein. Unless otherwise noted, all section references herein shall be to the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder.

Additionally, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Triangle Bancorp, Inc. relating to its shares of common stock to be issued to the shareholders of Granville United Bank and to the reference made in the Registration Statement to this opinion and to our firm.


                                      Facts

         A.       Parties to the Proposed Transaction

                  1. Triangle Bancorp, Inc. ("Triangle")

                  Triangle is a North  Carolina  business  corporation  with its principal office and place of business located at 4300 Glenwood Avenue, Raleigh, North Carolina. Triangle is authorized by its Articles of Incorporation to issue 20,000,000 shares of common stock, each of no par value (the "Triangle Stock"), of which there were 9,685,291 shares issued and outstanding as of March 31, 1996.


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Mr. Michael Patterson                   Page 2                   June 21, 1996





                  2. Triangle Bank ("Triangle Bank")


                  Triangle Bank is a North Carolina banking corporation with its principal office and place of business located at 4300 Glenwood Avenue, Raleigh, North Carolina and is a wholly owned subsidiary of Triangle. Triangle Bank is authorized by its Articles of Incorporation to issue 6,000,000 shares of common stock, each of $4.00 par value (the "Triangle Bank Stock"), of which there were 2,433,665 shares issued and outstanding as of March 31, 1996.

                  3. Granville United Bank

                  Granville United Bank is a North Carolina banking corporation with its principal office and place of business located at 109 Hillsboro Street, Oxford, North Carolina. Granville United Bank is authorized by its Articles of Incorporation to issue 2,000,000 shares of common stock, each of $5.00 par value ("Granville United Bank Stock"), of which there were, as of March 31, 1996, 430,000 shares issued and outstanding.

                  4. Shareholders of Granville Bank ("Shareholders")

                  Granville  United  Bank  is  a  publicly  owned  company.  The
                  Granville United Bank Stock is reported over-the-counter in the "pink sheets" by the National Daily Quotation System published by the National Quotation Bureau, Inc.


         B.       Proposed Transaction Between the Parties

                  Pursuant to the Agreement and in accordance with North Carolina Law, Granville United Bank shall be merged with and into Triangle Bank (the "Merger") with Triangle Bank surviving the Merger. At this time, the corporate existence of Granville United Bank shall cease, while the corporate existence of Triangle Bank shall continue unaffected and unimpaired by the Merger.

                  Upon consummation of the Merger, Granville United Bank shall become and operate under the name "Triangle Bank" and will continue to conduct the business of a North Carolina banking corporation at the then legally established branch and main offices of Triangle Bank. The duration of the corporate existence of Triangle Bank, as the surviving corporation, shall be perpetual and unlimited.

                  The business purpose for the parties entering into the Merger is to provide Triangle Bank with certain business advantages in comparison to Triangle Bank's current structure, including increased ability to expand the business, and economies of scale.

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Mr. Michael Patterson                   Page 3                     June 21, 1996




                  Pursuant to the Agreement, each Shareholder of Granville United Bank will receive (through a designated Transfer Agent) one and three-quarter shares of Triangle Stock for each share of Granville United Bank Stock held immediately prior to the Effective Time. In the event the exchange of shares results in the creation of fractional shares, Triangle will deliver cash to the designated Transfer Agent in an amount equal to the aggregate Market Value (as defined in the Agreement) of all such fractional shares, which shall be remitted to the former Shareholders of Granville United Bank in accordance with their respective interests.

                  Likewise, any warrants and options granted by Granville United Bank to purchase shares of Granville United Bank Stock will be converted into warrants and options to purchase the same number of shares of Triangle Stock multiplied by the Exchange Ratio (as defined by the Agreement) on the same terms and conditions as currently are in effect.


                  The  "Effective  Time" of the  Merger is defined in Article I,
                  Section 1.07 of the Agreement as the date and time when the Merger becomes effective as set forth in the Articles of Merger filed with the North Carolina Secretary of State in accordance with North Carolina law. The Articles of Merger will be filed once the Agreement has been approved by the required governmental and regulatory authorities.


         C.       Additional Representations

                  In  addition  to  the  foregoing,   the  following   pertinent
                  representations have been made by the parties to the proposed transaction:

               1. The  Merger  will  be  consummated  in  compliance   with  the
                  material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and the parties to the transaction have no plan or intention to waive or modify further any such material condition.

               2. The ratio for the  conversion  of shares of  Granville  United
                  Bank Stock for stock of Triangle and options for Granville United Bank for options of Triangle in the Merger was negotiated through arm's length bargaining. Accordingly, the fair market value of the Triangle common stock and its related options to be received by Granville United Bank shareholders and in the Merger will be approximately equal to the fair market value of the Granville United Bank stock and options surrendered by such shareholders in the conversion.

               3. The management of Granville  United Bank represents that there is no plan or intention by any 1% or greater stockholder of Granville United Bank to sell, exchange, transfer by gift or otherwise dispose of any of the shares of common stock of Triangle to be received by them in the Merger, other than
                  shares  of  stock   surrendered  by  dissenters  for  cash  or
                  surrendered for cash in lieu of fractional
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Mr. Michael Patterson                    Page 4                    June 21, 1996


                  shares of Triangle. Additionally, the management of Granville United Bank knows of no plan or intention by any stockholders of Granville United Bank to sell, exchange, transfer by gift or otherwise dispose of any other of the shares of common stock of Triangle to be received by them in the Merger. The management of Triangle is not aware of any transfers of Granville United Bank Stock by any holders thereof prior to the Effective Time which were made in contemplation of the Merger.

               4. Following  the  Merger,  Triangle  Bank  will hold at least 90 percent of the fair market value of Granville United Bank's net assets and at least 70 percent of the fair market value of Granville United Bank's gross assets held immediately prior to the proposed transaction. For this purpose, amounts used to pay dissenters or to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Granville United Bank immediately prior to the Merger will be considered as assets held by Granville United Bank immediately prior to the Merger. Granville United Bank has not redeemed any of the Granville United Bank Stock, made any distribution with respect to any of the Granville United Bank Stock, or disposed of any of its assets in anticipation of or as a part of a plan for the acquisition of Granville United Bank by Triangle Bank.

               5. Prior  to the  transaction,  Triangle  will be in  control  of
                  Triangle Bank within the meaning of Section 368(c) of the Code.

               6. Following  the  transaction,  Triangle  Bank  will  not  issue additional shares of its stock that would result in Triangle losing control of Triangle Bank within the meaning of Section 368(c) of the Code.

               7. Triangle  has no plan or  intention  to  reacquire  any of its stock issued in the Merger.

               8. Triangle has no plan or intention to liquidate  Triangle Bank;
                  to merge Triangle Bank with or into another corporation other than Granville United Bank; to sell or otherwise dispose of stock of Triangle Bank; or to cause Triangle Bank to sell or otherwise dispose of any of its assets or any of the assets acquired from Granville United Bank in the Merger, except for dispositions made in the ordinary course of its business or transfers described in Section 368(a)(2)(C) of the Code.

               9. Following the Merger,  Triangle  Bank will continue  Granville
                  United Bank's historic business or use a significant portion of its historic business assets in a business.

              10. The  assumption  by  Triangle  Bank  of the  liabilities  of
                  Granville United Bank pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Granville United Bank to Triangle Bank pursuant to the Merger.


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Mr. Michael Patterson                 Page 5                       June 21, 1996



              11. The liabilities of Granville United Bank assumed by Triangle
                  Bank and the liabilities to which the transferred assets of Granville United Bank are subject were incurred by Granville United Bank in the ordinary course of its business. No liabilities of any person, including Granville United Bank, will be assumed by Triangle in the Merger. No liabilities of any person other than Granville United Bank will be assumed by Triangle Bank in the Merger, and none of the shares of Granville United Bank to be converted into Triangle common stock in the Merger will be subject to any liabilities.

              12. Triangle,  Triangle Bank, and Granville United Bank will pay their respective expenses, if any, incurred in connection with the Merger.

              13. There is no  intercorporate  indebtedness  existing  between
                  Triangle and Granville United Bank or between Triangle Bank and Granville United Bank that was issued, acquired, or will be settled at a discount.

              14. Neither Triangle, Triangle Bank or Granville United Bank are
                  investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

             15. Granville United Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of
                  Section  368(a)(3)(A)  of the  Code.

             16. On the date of the Merger, the fair market value of the assets of Granville United Bank will exceed the sum of its liabilities (including liabilities, if any, to which its assets are subject).

              17. No stock of  Triangle  Bank will be  issued  in the  Merger;
                  however, stock of Triangle Bank may be issued to Triangle, its parent, in order to satisfy regulatory capital requirements.

              18. The payment of cash in lieu of fractional shares of Triangle
                  Stock was not separately bargained for consideration and is being made solely for the purpose of saving Triangle the expense and inconvenience of issuing fractional shares.

              19. None    of    the    compensation    received    by   any
                  stockholder-employee of Granville United Bank pursuant to any employment, consulting, or similar arrangement is or will be separate consideration for, or allocable to, any of his shares of the Granville United Bank Stock. None of the shares of common stock received by any stockholder-employee of Granville United Bank pursuant to the Merger is or will be separate consideration for, or allocable to, any such employment, consulting, or similar arrangement. The compensation paid to any stockholder-employee of Granville United Bank pursuant to any such employment, consulting, or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

Mr. Michael Patterson                   Page 6                    June 21, 1996




              20. Neither  Triangle nor Triangle Bank own, nor have they owned during the past five years, any shares of the stock of Granville United Bank.

              21. It is anticipated that less than 10% of the Granville United
                  Bank Stock outstanding will be surrendered for cash either by dissenters or for fractional shares.

The facts, assumptions, and representations set forth above have been reviewed by the management of the aforementioned corporations involved in the Merger. Letters verifying these facts, assumptions, and representations have been received from management of the corporations involved in this transaction. These facts, assumptions, and representations are a material basis for the opinions contained herein. We have been instructed to rely on them in preparing this opinion letter. We have not independently investigated the validity of the facts, assumptions, or representations set forth above.


                                     Issues


      I. Will the Merger of Granville United Bank into Triangle Bank with Triangle Bank surviving and the simultaneous cancellation of Granville United Bank Stock with the Shareholders being entitled to receive one and three-quarter shares of Triangle Stock for each Granville United Bank share constitute a tax-free reorganization within the meaning of
         Section 368(a)(1)(A) of the Code?

     II. Will any taxable gain be recognized by a Shareholder of Granville United Bank upon such Shareholder's receipt of Triangle Stock solely in exchange for his or her Granville United Bank Stock?

     III.Will the Merger result in a substitution  of basis of Granville  United
         Bank Stock to Triangle Stock received by the Shareholders?

     IV. Will the holding period of the Triangle Stock received by the Shareholders include the holding period of the Granville United Bank Stock surrendered in exchange therefor, if Granville United Bank Stock is a capital asset in the hands of such Shareholders at the Effective Time of the Merger?

      V. Will the payment of cash in lieu of fractional share interests of Triangle Stock be treated as if fractional shares were distributed as part of the Merger and then redeemed by Triangle in payment of and in exchange for the Shareholders' Triangle Stock as provided for in
         Section 302 of the Code?

Mr. Michael Patterson             Page 7                      June 21, 1996


     VI. Will the payment of cash to dissenting Shareholders of Granville United Bank in perfection of their dissenters' rights be treated by such Shareholders as distributions in redemption of Triangle Stock, as provided in Section 302 of the Code?

                                   Conclusions

For federal income tax purposes, the following conclusions with respect to the above issues will occur:

         I.       Tax-Free Reorganization Status

                  Except with respect to the impact of Section 585(c)(2) of the Code and any related recapture of loan loss reserves which may arise from the application of Section 585 of the Code, the transaction will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A).

       II.      Gain/Loss to Shareholders

                  Except as provided in Section V below, under Section 354(a)(1) of the Code, no gain or loss will be recognized to Shareholders upon receipt of Triangle Stock (including any fractional share interests to which they may be entitled) solely in exchange for shares of the Granville United Bank Stock.


      III.      Substitution of Basis of Granville United Bank Stock Surrendered

                  The basis of Triangle Stock (including fractional share interests to which the Shareholders may be entitled) to be received by the Shareholders will be the same as the aggregate federal income tax basis of the Granville United Bank Stock surrendered in exchange therefor pursuant to Section 358(a)(1). The basis allocated to fractional shares of Triangle Stock will reduce the amount realized from the deemed redemption of the fractional shares. No opinion is expressed herein as to what Triangle's basis will be in the stock of Triangle Bank subsequent to the transaction.


      IV.     Carryover of Holding Period of Granville United Bank Stock
Surrendered

                  The holding period of the Triangle Stock received by Shareholders (including fractional share interests to which the Shareholders may be entitled) will include the period during which Shareholders held the shares of the Granville United Bank Stock surrendered in exchange therefor, provided that the Granville United Bank Stock was held as a capital asset on the date of the exchange. This is pursuant to Section 1223(1) of the Code.

Mr. Michael Patterson                   Page 8                     June 21, 1996




         V.       Treatment of Receipt of Cash in Lieu of Fractional Shares

                  The payment of cash in lieu of fractional share interests of Triangle Stock will be treated as if fractional shares were distributed as part of the Merger and then redeemed by Triangle as provided for in Section 302 of the Code.


VI.      Treatment of Receipt of Cash by Dissenting Shareholders

                  The receipt of cash by a dissenting Shareholder of Granville United Bank in perfection of his or her dissenter's rights will be treated as received by that Shareholder as a distribution in redemption of his or her Granville United Bank Stock subject to the provisions of Section 302.




                                   Discussion

I.       Tax-Free Reorganization Status


         A.       Statement of Law

                  Tax-free reorganizations are governed by Section 368 of the Code. The purpose of the reorganization provisions of the Code is to exempt from taxation specifically described exchanges incident to readjustments of corporate structures which are required by business exigencies, and which effect a readjustment of a continuing interest in property under a different corporate form. Requisite to a reorganization being considered as such under the Code are the following:

                                    1. Continuity of the business enterprise;

                                    2. Continuity of interest by the persons who
                                       were    the    owners    prior   to   the
                                       reorganization;

                                    3. A business purpose;

                                    4. A plan of reorganization; and

                                    5. A  lack  of  an   overall   plan  of  tax
                                       avoidance wherein such overall plan uses a corporate reorganization to disguise the real character of the transaction.

Mr. Michael Patterson                  Page 9                      June 21, 1996



                           Other pertinent reorganization provisions of the Code are as follows:
                           Section 368(b) states that the term "[a] party to a reorganization" includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another corporation, as well as the corporation in control of the acquiring corporation. Section 368(a)(1)(A) provides that the term "reorganization" means "a statutory merger or consolidation." Section 368(a)(2)(D), entitled "Use of Stock of Controlling Corporation in Paragraph (1)(A) and (1)(G) Cases" provides "[t]he acquisition by one corporation, in exchange for stock of a corporation (referred to in this subparagraph as 'controlling corporation') which is in control of the acquiring corporation, of substantially all of the properties of another corporation shall not disqualify a transaction under paragraph (1)(A) or (1)(G) if -

                           (i) nostock of the  acquiring  corporation is used in
                              the transaction, and

                           (ii) in the  case of a  transaction  under  paragraph
                                (1)(A), such transaction would have qualified under paragraph (1)(A) had the merger been into the controlling corporation."


B.   Application of Law


                  The requirement of continuity of business enterprise will be met since Triangle Bank will continue the existing business of Granville United Bank utilizing substantially all of Granville United Bank's assets. The requirement of continuity of Shareholder (i.e. proprietary) interest will be met since no Shareholder will sell, exchange, or otherwise dispose of a number of shares of Triangle Stock received in the Merger that would reduce the Shareholders' aggregate ownership of Triangle Stock to a number of shares having a value, at the time of consummation of the proposed transaction, of less than 50 percent of the total fair market value of the Granville United Bank Stock outstanding immediately prior to the Effective Time of the Merger. In measuring continuity of interest, shares of Granville United Bank Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Triangle Stock are treated as outstanding Granville United Bank Stock on the date of the Merger.


                  Further, because the Merger will provide the parties to the transaction with certain business advantages in comparison to the current structures of the parties, including an increased ability to expand the surviving corporation's business, which would help achieve economies of scale, a valid business purpose exists for the parties entering into the Merger. The Agreement and related documents constitute a plan or reorganization. Finally, there appears to be no overall plan of tax avoidance wherein a corporate reorganization is being used to disguise the real character of the transaction. This requirement is satisfied because the Merger is

Mr. Michael Patterson                 Page 10                      June 21, 1996





                  not one of a series of planned transactions which would, if collapsed into a single transaction, in substance be a taxable transaction.



                  In addition, the Merger will be effected in accordance with North Carolina law. The acquisition by Triangle Bank of substantially all of the assets of Granville United Bank in exchange for shares of Triangle Stock literally satisfies the statutory requirements constituting a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

II.  Gain/Loss to Shareholders

              A.  Statement of Law


                  Section 354(a)(1) provides, "[n]o gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization."


               B. Application of Law


                  Based on the foregoing statement of law, the application of said statement to the facts and representations set forth herein will be as follows:



                         1. Under Section  354(a)(1) of the Code and,  except to
                            the extent set forth below, Shareholders will not recognize any gain or loss upon the receipt of
                            Triangle voting common stock (including any fractional share interests to which they may be entitled) solely in exchange for their shares of Granville United Bank voting common stock.


                         2. Any  payments  of  cash to  Shareholders  in lieu of
                            Triangle issuing fractional shares to such Shareholders will be treated as a distribution of Triangle Stock followed by a redemption of such fractional shares of Triangle Stock. The cash payment should be treated as a distribution in full payment in exchange for the stock redeemed as provided for in Section 302 of the Code. (For a more detailed discussion of the federal income tax treatment of cash payments made to Shareholders in lieu of Triangle issuing fractional shares to such Shareholders, see Section V. below.)


III. Substitution of Basis of Granville United Bank Stock Surrendered

              A. Statement of Law


                  In general, Section 358(a)(1) of the Code provides that in the case of an exchange to which Section 361 or Section 354 applies, "[t]he basis of the property permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged . . . ."



              B. Application of Law


                  Because the proposed exchange of stock meets the requirements of Sections 368(a)(1)(A) and 368(a)(2)(D) and is a transaction to which Section 354 applies, applying Section 358 to the Shareholders will result in the aggregate basis of Triangle Stock (including fractional share interests to which the Shareholders may be entitled) to be received by the Shareholders being the same as the aggregate federal income tax basis of the Granville United Bank Stock surrendered in exchange therefor.


IV.  Carryover of Holding Period of Granville United Bank Stock Surrendered


             A.   Statement of Law


                             Section  1223 of the Code  provides,  in  pertinent
part, that:


                  (1) In determining the period for which the taxpayer has held

Mr. Michael Patterson                 Page 11                      June 21, 1996


                           property  received  in an  exchange,  there  shall be
                           included the period for which he held the property exchanged. Therefore, under this chapter, the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as the property exchanged and at the time of such exchange was a capital asset as defined in Section 1221 of the Code or property described in Section 1231 of the Code.

                B.    Application of Law


                  Because the proposed exchange of stock meets the requirements of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and is a transaction to which Section 354 applies, applying Section 1223 to the Shareholders results in the holding period of Triangle Stock to be received by Shareholders (including fractional share interests to which they may be entitled) including the period during which Shareholders held the shares of Granville United Bank Stock surrendered in exchange therefor, provided that the Granville United Bank Stock was held as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.



V.  Treatment of Receipt of Cash in Lieu of Fractional Shares


            A.    Statement of Law


                  In Rev. Rul. 66-365, 1966-2 C.B. 116, the Internal Revenue Service (the "Service") concluded that where shareholders of the acquired corporation who are entitled to a fractional interest in the acquiring corporation's common stock pursuant to the terms of a reorganization agreement will be paid cash in lieu of the fractional share interests to which they are entitled, any such payment shall be treated as a distribution in full payment in exchange for the fractional share interest of such shareholder in accordance with Section 302 of the Code.


                  In Rev. Proc. 77-41, 1977-2 C.B. 574, the Internal Revenue Service further provided that where the payment of cash in lieu of fractional share interests will be solely for the purpose of avoiding the expense and inconvenience of the acquiring corporation issuing fractional shares and does not represent separately bargained for consideration and is not essentially equivalent to a dividend, such cash payments should be treated as distributions in full payment or exchange for the stock redeemed as provided for in Section 302(a). See also Mills v. Commissioner, 39 T.C. 393 (1962), rev'd, 331 F.2d 321 (5th Cir. 1964).

Mr. Michael Patterson                 Page 12                      June 21, 1996



              B.   Application of Law

                  Any payment of cash to Shareholders in lieu of Triangle issuing fractional shares to such Shareholders should be treated as a distribution of fractional shares of Triangle Stock followed by a redemption of such fractional shares as provided for in Section 302. See Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B. 574. See also Mills v.
                  Commissioner,  39 T.C.  393 (1962),  rev'd,  331 F.2d 321 (5th
                  Cir. 1964).


VI.  Treatment of Receipt of Cash by Dissenting Shareholders

              A.  Statement of Law


                  In Rev. Ruling 68-285, 1968-1 C.B. 147, the Internal Revenue Service concluded that where shareholders of the acquired corporation who are entitled to certain rights of dissension with regard to a proposed reorganization and are paid cash by the target corporation in exchange for their interests in the target, then the receipt of such cash payments is treated as a distribution in redemption of their target stock. This redemption will be taxed either as a distribution under
                  Section 301 or an exchange under Section 302.

                  Where only cash was received by preferred shareholders in a reorganization, the cash was held a distribution in exchange for stock under  Section 302. Rev.  Rul.  74-515,  1974-2 C.B.
                  118.  See  also  Regs.  Sec.  1.354-1(d),   Example  3,  which
                  concludes  that  other  property,   e.g.  cash,   received  by
                  shareholders  in  exchange  for  their  stock is  governed  by
                  Section 302. Payments subject to the provisions of Section 302 are either taxed as a distribution under Section 301 or an exchange under Section 302.


               B.  Application of Law

Mr. Michael Patterson               Page 13                        June 21, 1996



                  A payment of cash to a Shareholder who is perfecting his or her right of dissension in exchange for shares of Granville United Bank Stock should be treated as a redemption of such shares regardless of whether payment is made from funds of Granville United Bank or Triangle. Such payment will be subject to the provisions of Section 302 or Section 301 of the Code.

                                     Opinion


Based upon the foregoing and taking into consideration the statement contained in the Section marked "Caveat" below, it is our opinion that the Merger will produce the following federal income tax consequences:

         1. A tax-free reorganization under Section 368(a)(1)(A);

         2. Except with respect to any cash payments to Shareholders in lieu of fractional shares or dissenter's rights, no gain or loss will be recognized to Shareholders upon receipt of Triangle Stock (including any fractional share interests to which they may be entitled) solely in exchange for shares of the Granville United Bank Stock;

         3. The aggregate federal income tax basis of the Triangle Stock (including fractional share interests to which the Shareholders may be entitled) received by the Shareholders will be the same as the aggregate federal income tax basis of the Granville United Bank Stock surrendered in exchange therefor;

         4. The holding period of the Triangle Stock received by Shareholders will include the period for which the exchanged Granville United Bank Stock was held, provided the exchanged Granville United Bank Stock was held as a capital asset by said Shareholders on the date of the exchange;

         5. The payment of cash in lieu of fractional share interests of Triangle Stock will be treated as if fractional shares were distributed as part of the Merger and then redeemed by Triangle in payment of and in exchange for the Shareholders' Triangle Stock as provided for in
         Section 302. A Shareholder receiving such cash will recognize capital gain or loss equal to the difference between the amount of cash received and the Shareholder's adjusted basis in the fractional share interest.

         6. The receipt of cash by a dissenting Shareholder of Granville United Bank in perfection of his or her dissenter's rights will be treated as received by that Shareholder as a distribution in redemption of his or her Granville United Bank Stock subject to the provisions of Section 302 of the Code. However, if Section 302(a) does not apply, the assumed redemption will be treated as a dividend, and the Granville United Bank shareholder will likely be required to recognize as ordinary income the full amount of the cash received.


                                     Caveat


The foregoing opinion addresses only those items set forth in that section of this opinion letter labeled "Issues" and therefore, no tax opinion is hereby expressed regarding any other federal, state, local, or other tax issues or about any other matter not specifically mentioned herein.

No opinion is expressed regarding the tax consequences of the conversion of outstanding warrants and options to purchase common stock of Granville United Bank into Triangle warrants and Triangle options. Holders of Granville United Bank's outstanding warrants and options should consult their own tax advisors regarding the effect of the proposed Merger.

No opinion is expressed regarding any tax consequences affecting recapture of loan loss reserves and the related bad debt reserves for any of the parties to the Merger which may arise from the application of Section 585 of the Code.

If any of the statements of facts, assumptions, or representations contained herein is substantially determined to be incorrect in whole or in part such that it would have a material effect upon the tax treatment of the issues addressed herein, then no opinion is expressed as to the tax treatment of the proposed transaction.






                                                 Very truly yours,

                                      (Signature of Coopers & Lybrand L.L.P.
                                                    appears here)